Filed pursuant to Rule 433

Free Writing Prospectus dated February 13, 2023

Registration Statement No.: 333-238506

CVS HEALTH CORPORATION

Pricing Term Sheet—February 13, 2023

$1,500,000,000 5.000% Senior Notes due 2026

$1,500,000,000 5.125% Senior Notes due 2030

$1,750,000,000 5.250% Senior Notes due 2033

$1,250,000,000 5.625% Senior Notes due 2053

Issuer:	CVS Health Corporation (the “Issuer”)

Description of Securities:

$1,500,000,000 5.000% Senior Notes due 2026 (the “2026 Notes”)

$1,500,000,000 5.125% Senior Notes due 2030 (the “2030 Notes”)

$1,750,000,000 5.250% Senior Notes due 2033 (the “2033 Notes”)

$1,250,000,000 5.625% Senior Notes due 2053 (the “2053 Notes” and, together with the 2026 Notes, the 2030 Notes and the 2033 Notes, the “Notes”)

Maturity Date:	February 20, 2026 for the 2026 Notes February 21, 2030 for the 2030 Notes February 21, 2033 for the 2033 Notes February 21, 2053 for the 2053 Notes

Settlement Date:	February 21, 2023 (T+5)

Extended Settlement:	It is expected that delivery of the Notes will be made, against payment of the Notes, on or about February 21, 2023, which will be the fifth business day in the United States following the date of pricing of the Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, purchases or sales of securities in the secondary market generally are required to settle within two business days (T+2), unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes prior to the second business day before delivery of the Notes will be required, because the Notes initially will settle within five business days (T+5) in the United States, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before delivery of the Notes should consult their advisors.

Issue Price:	99.660% of principal amount for the 2026 Notes 99.333% of principal amount for the 2030 Notes 99.823% of principal amount for the 2033 Notes 99.856% of principal amount for the 2053 Notes

Coupon:	5.000% for the 2026 Notes 5.125% for the 2030 Notes 5.250% for the 2033 Notes 5.625% for the 2053 Notes

Benchmark Treasury:	2026 Notes: 4.000% UST due February 15, 2026 2030 Notes: 3.500% UST due January 31, 2030 2033 Notes: 3.500% UST due February 15, 2033 2053 Notes: 4.000% UST due November 15, 2052

Benchmark Treasury Price and Yield:	2026 Notes: 99-12; 4.224% 2030 Notes: 97-30; 3.840% 2033 Notes: 98-05; 3.723% 2053 Notes: 103-26; 3.785%

Spread to Benchmark Treasury:	2026 Notes: +90 basis points (0.900%) 2030 Notes: +140 basis points (1.400%) 2033 Notes: +155 basis points (1.550%) 2053 Notes: +185 basis points (1.850%)

Yield to Maturity:	2026 Notes: 5.124% 2030 Notes: 5.240% 2033 Notes: 5.273% 2053 Notes: 5.635%

Interest Payment Dates:

2026 Notes: Semiannually on February 20 and August 20, commencing on August 20, 2023

2030 Notes: Semiannually on February 21 and August 21, commencing on August 21, 2023

2033 Notes: Semiannually on February 21 and August 21, commencing on August 21, 2023

2053 Notes: Semiannually on February 21 and August 21, commencing on August 21, 2023

Record Dates:	2026 Notes: February 5 & August 5 2030 Notes: February 6 & August 6 2033 Notes: February 6 & August 6 2053 Notes: February 6 & August 6

Optional Redemption Provisions:

2026 Notes: Prior to January 20, 2026 (1 month prior to the maturity date), make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 15 basis points. On or after January 20, 2026, redeemable at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed.

2030 Notes: Prior to December 21, 2029 (two months prior to the maturity date), make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 25 basis points. On or after December 21, 2029, redeemable at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed.

2033 Notes: Prior to November 21, 2032 (three months prior to the maturity date), make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 25 basis points. On or after November 21, 2032, redeemable at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed.

2053 Notes: Prior to August 21, 2052 (six months prior to the maturity date), make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 30 basis points. On or after August 21, 2052, redeemable at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed.

Change of Control:	Upon certain change of control events, the Issuer will be required to make an offer to purchase the Notes in cash at a price equal to 101% of their aggregate principal amount.

Joint Book-Running Managers:	BOFA SECURITIES, INC. BARCLAYS CAPITAL INC. J.P. MORGAN SECURITIES LLC CITIGROUP GLOBAL MARKETS INC WELLS FARGO SECURITIES, LLC

Co-Managers:

CREDIT SUISSE SECURITIES (USA) LLC

MIZUHO SECURITIES USA LLC

RBC CAPITAL MARKETS, LLC

TRUIST SECURITIES, INC.

U.S. BANCORP INVESTMENTS, INC.

FIFTH THIRD SECURITIES, INC.

MORGAN STANLEY & CO. LLC

PNC CAPITAL MARKETS LLC

SMBC NIKKO SECURITIES AMERICA, INC.

BNY MELLON CAPITAL MARKETS, LLC

LOOP CAPITAL MARKETS LLC

ICBC STANDARD BANK PLC

KEYBANC CAPITAL MARKETS INC.

TD SECURITIES (USA) LLC

AMERIVET SECURITIES, INC.

R. SEELAUS & CO., LLC

CUSIP Number:	2026 Notes: 126650 DS6 2030 Notes: 126650 DT4 2033 Notes: 126650 DU1 2053 Notes: 126650 DV9

Ratings*:	Baa2 (Moody’s) / BBB (S&P)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
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ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the securities constituting part of its allotment solely outside the United States.

Changes to Preliminary Prospectus Supplement

Other Relationships

The following paragraph shall replace the first paragraph under the heading “Underwriting—Other Relationships” in the Preliminary Prospectus Supplement:

From time to time, certain of the underwriters and/or their respective affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with us for which they have received, or may receive, customary compensation, fees and expense reimbursement.

In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. An affiliate of one of the underwriters, BNY Mellon Capital Markets, LLC, is acting as Trustee, Registrar and Paying Agent in the offering.

Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus and the preliminary prospectus supplement from BofA Securities, Inc. by calling 1-800-294-1322 or emailing dg.prospectus_requests@bofa.com, Barclays Capital Inc. by calling toll-free 1-888-603-5847 and J.P. Morgan Securities LLC by calling collect at 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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